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                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:

/ / Preliminary Proxy Statement       / / Confidential, for Use of the
/ / Definitive Proxy Statement            Commission Only (as permitted by
/x/ Definitive Additional Materials        Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.
                (Name of Registrant as Specified in Its Charter)

           KARPUS MANAGEMENT, INC. d/b/a/ KARPUS INVESTMENT MANAGEMENT
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/   No fee required.

/ / Fee computed on table below per Exchange Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: Not applicable.
(2) Aggregate number of securities to which transaction applies: Not applicable.
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

          (Set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.

(4) Proposed maximum aggregate value of transaction: Not applicable.
(5) Total fee paid: Not applicable.

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:  Not applicable.

      (2) Form, Schedule or Registration Statement No.:  Not applicable.
      (3) Filing Party:  Not applicable.

      (4) Date Filed:  Not applicable.

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November 20, 1998

Dear Fellow Stockholders of Bull & Bear U.S. Government Securities Fund, Inc.:

     As the largest stockholder of Bull & Bear U.S. Government Securities Fund, Inc. (the "Fund"), Karpus Investment Management ("KIM"), representative owner of approximately 15.9% of the outstanding shares of the Fund, believes that you should be fully informed of recent changes to your Fund. Like KIM, many of you invested in the Fund for the purpose of earning fixed income on high-quality U.S. Government Securities and related Agencies. Now, without the approval of its stockholders the Fund has decided to invest up to 35% of its assets in other securities, including common stock and equity securities, at a time when the stock market has become a perilous place.

     This is not the first time that the Fund's Management has proposed major changes in the Fund. In October 1996, Management recommended, and stockholders approved, the Fund's conversion from an open-end to a closed-end mutual fund. As of October 16, 1998, the Fund's shares traded at a 9.11% discount to its current net asset value. This means that shares sold in the market were worth 9.11% less than if the Fund had remained an open-end fund.

     Both in September 1997 and in July 1998, the Fund, at stockholder expense, had preliminary proxy materials prepared and filed with the SEC to convert this Fund into what, in our opinion, would have been a fairly risky balanced fund that may invest in such securities as corporate bonds, common stocks, commodities, options, futures and limited partnerships. The Fund, after incurring expenses of these proposals that would have required our votes on the Fund's investment objectives, dropped the proposals.

     The Fund announced in August 1998 that it did not need our consent to invest up to 35% of the Fund's assets in the more volatile bond and stock markets beginning October 19, 1998.

     Fellow stockholders, we need to protect outselves and voice our opinion. We need to "fire" Bull & Bear Advisers, Inc. as the investment manager of our Fund. We need to withhold our votes for Management's nominee to the Fund's Board of Directors.

     Why?

     The Fund has one of the worst performance records in its category (in the bottom 10 performers in the closed-end Bond Category according to Lipper Analytical Services, as reported in "The Wall Street Journal," June 30, 1998 issue), as well as one of the highest expense ratios in the industry (5.77%). According to "The Thomas J. Herzfeld 1997-1998 Encyclopedia of Closed-End Funds," the Fund had the 4th highest expense ratio of any fund in the Bond Fund Category for the year ended June 30, 1997. From October 4, 1996 through
October 30, 1998 the annualized return of the Fund equaled 3.1522% (including reinvested dividends). During this same period, the Merrill Lynch 1-10 year U.S. Treasury Index generated 8.661% annualized return. Based on the Fund's failure as a fixed income fund in a rising bond market, how much confidence do you have in the Fund manager's ability to invest your money in a jittery stock market--or in other more complex and riskier investments?

     Bull & Bear Advisers' three open-end mutual funds, listed in "The Wall Street Journal," that invest in stocks and other investments, are all performing in the bottom 20% for the 1 year, 3 year and 5 year periods ended September 30, 1998, according to Lipper Analytical Services, Inc. I believe that all three of these funds are also very poor performers. How could the Board of Directors, without our approval as stockholders, dictate to us that they are going to invest our Fund in stock and other investments? Why would the Directors of the Fund pick Bull & Bear Advisers to manage equity and other investments in light of their poor performance record?

     This year's annual meeting is called for December 18, 1998.
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     This meeting may be the only chance to send the message and protect our investment. We hope that the replacement manager will be able to demonstrate top quartile investment performance, be dedicated to reducing fund expenses, and be willing to take actions where we may be able to sell our shares without a substantial discount to fair market value.

     PROTECT YOUR INVESTMENT. DO NOT VOTE ANY PROXY CARD YOU MAY RECEIVE FROM THE FUND UNTIL YOU HAVE CONSIDERED KIM'S PROXY STATEMENT.

     For further information, please contact George Karpus at 1-800-646-4005. Mr. Karpus is a principal of KIM, which represents 119,250 shares of the Fund.

                                      /s/ George W. Karpus
                                          George W. Karpus
                                          President